UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act of 1934

June 16, 2017

Date of report (Date of earliest event reported)

Axsome Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37635	45-4241907
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Broadway, 9th Floor New York, New York (Address of principal executive offices)	10004 (Zip Code)

Registrant’s telephone number, including area code (212) 332-3241

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 16, 2017, the Board of Directors (the “Board”) of Axsome Therapeutics, Inc. (the “Company”), increased the size of the Board from four to five directors, and appointed Myrtle Potter as a director, as chairman of the Board’s Compensation Committee, and as a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee.  Ms. Potter will serve as a Class II member of the Board.  The terms of Class II directors expire at the 2020 Annual Meeting of Shareholders.

Ms. Potter is the Chief Executive Officer and Founder of Myrtle Potter & Company, a healthcare and life science advisory firm, which she founded in 2005. Ms. Potter previously served as the President, Commercial Operations and Chief Operating Officer of Genentech, Inc. from 2000 to 2005, where she also served on the Executive Committee and was Co-Chair of the Product Portfolio Committee. At Genentech, Ms. Potter led the commercialization of a number of products including Avastin™, Rituxan™, Herceptin™, Tarceva™, Xolair™, Nutropin™, Activase™, and TNkase™. Prior to joining Genentech, she held executive operating positions at Bristol-Myers Squibb Company and Merck & Co., Inc. While at Merck, she started the joint venture entity Astra Merck Inc., which through merger, later became AstraZeneca plc. She began her career with Procter & Gamble Co. Patient Care Products. Ms. Potter currently serves on the Board of Directors of Liberty Mutual Holding Company, Rite Aid Corporation, Insmed Incorporated, and Proteus Digital Health, Inc. She is also on the Board of Trustees of The University of Chicago and previously served on the boards of Everyday Health, LLC, Medco Health Solutions, Inc., and Amazon.com, Inc. Ms. Potter holds a Bachelor of Arts Degree from The University of Chicago.

Ms. Potter will receive the standard compensation amounts payable to non-employee directors of the Company, as described in the Company’s proxy statement for the 2017 annual meeting of stockholders filed with the Securities and Exchange Commission on April 28, 2017.  Her annual cash retainer will be pro-rated for 2017 to reflect her expected term of service during the calendar year. Also pursuant to these arrangements, on June 16, 2017, Ms. Potter received an initial grant of an option to purchase 22,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The option vests in three equal annual installments, subject to her continued service on the Board through each vesting date.

Also on June 16, 2017, Ms. Potter received a grant of an option to purchase 8,197 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the date of grant. The option vests one year from the date of grant, subject to her continued service on the Board through the vesting date.

There is no arrangement or understanding between Ms. Potter and any other person pursuant to which Ms. Potter was appointed as a director. The Board has determined that Ms. Potter is an independent director in accordance with applicable rules of the Securities and Exchange Commission and the Nasdaq Stock Market.

Item 7.01 Regulation FD Disclosure

On June 19, 2017, the Company issued a press release announcing that Myrtle Potter had been appointed to the Board.  The Company is furnishing a copy of the press release, which is attached hereto as Exhibit 99.1.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the information included in Item 7.01 of this Current Report on Form 8-K (including Exhibit 99.1 attached hereto), shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.     Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
99.1	Press Release dated June 19, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axsome Therapeutics, Inc.

Dated: June 19, 2017	By:	/s/ Herriot Tabuteau, M.D.
	Name:	Herriot Tabuteau, M.D.
	Title:	President and Chief Executive Officer